Exhibit 2.1(a)

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) dated as of February 15, 2011 to the Agreement and Plan of Merger referred to below by and among SyntheMed, Inc. , a Delaware corporation (“SyntheMed”), SYMD Acquisition Sub, Inc.,  a newly-formed Massachusetts corporation and a wholly-owned subsidiary of SyntheMed (“Merger Sub”), and Pathfinder, LLC, a Massachusetts limited liability company (“Pathfinder”).

WITNESSETH:

WHEREAS, SyntheMed, Merger Sub and Pathfinder are parties  to that certain Agreement and Plan of Merger dated as of December 22, 2010 (the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend certain provisions of the Merger Agreement in accordance with the provisions of Section 8.1 thereof.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION  1.  Capitalized Terms.  Capitalized terms that are not defined in this Amendment have the respective meanings set forth in the Merger Agreement.

SECTION  2.  Amendments to Merger Agreement.  The Merger Agreement is hereby amended as follows:

(a)          By deleting the brackets around “Class A Membership Unit” in Section 1.5(a)(iv).

(b)          By deleting the brackets around “$65,000” in Section 4.19(c) and by  deleting the bracketed comment at the end of such Section.

(c)          By adding a new Section 4.21 to read in its entirety as follows:

4.21       Contingent Share Issuance.

If the Yissum Amendment Agreement is not entered into prior to the Closing, but instead is entered into within the first three months following the Closing, SyntheMed shall, upon issuance of any shares of SyntheMed Common Stock to Yissum pursuant to the Yissum Amendment Agreement, issue ratably to the persons who held Pathfinder Membership Units immediately prior to the Merger four times the number of shares of SyntheMed Common Stock so issued to Yissum.

(d)         The definition of “Outstanding Pathfinder Membership Units” in Exhibit A is hereby amended and restated to read in its entirety as follows:

“Outstanding Pathfinder Membership Units” shall mean the number of Pathfinder Membership Units issued and outstanding immediately prior to the Effective Time, plus any Membership Units issuable for consideration less than the fair market value per unit (as determined in good faith by Pathfinder’s managers as of the date of grant of such Pathfinder Equity Options, Pathfinder Warrants or similar rights) pursuant to the exercise or conversion of Pathfinder Equity Options, Pathfinder Warrants or other rights to acquire Membership Units or other equity interests in Pathfinder (including rights under any contractual antidilution provisions) outstanding immediately prior to the Effective Time.

(e)         The definition of “Outstanding SyntheMed Shares” in Exhibit A is hereby amended by adding the words “or prior to” immediately after the word “upon” in the second sentence thereof.

(f)          The definition of “Yissum Amendment Agreement” in Exhibit A is hereby amended by deleting the words “prior to consummation of the Merger”.

(g)         The definition of “Pathfinder Equity Plan” in Exhibit A is hereby amended and restated to read in its entirety as follows:

“Pathfinder Equity Plan” shall mean any plan pursuant to which equity interests or rights to acquire equity interests in Pathfinder have been or may be issued or granted.

(h)         Section 7.1(b) is hereby amended and restated to read in its entirety as follows:

“(b)       by either Pathfinder or SyntheMed if the Merger shall not have been consummated by April 30, 2011 (unless the failure to consummate the Merger is attributable to a failure on the part of the Party seeking to terminate this Agreement to perform any material obligation required to be performed by such Party at or prior to the Effective Time);”

SECTION  3.  Effect on Merger Agreement.  Except as otherwise expressly amended herein, the Merger Agreement shall remain in full force and effect.  All references in any document or agreement to the Merger Agreement shall refer to the Merger Agreement, as amended hereby.

SECTION 4.  Execution in Counterparts; Facsimile Signatures.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the 15th day of February, 2011.

SYNTHEMED, INC.

By:	s/Barry Frankel
Name: Barry Frankel
Title: Chairman, Special Committee

SYMD ACQUISITION SUB, INC.

By:	s/Barry Frankel
Name: Barry Frankel
Title: President

PATHFINDER, LLC

By:	s/Richard L. Franklin
Name: Richard L. Franklin
Title: President and Manager

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]